Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2014

2014 Third Quarter Highlights and Comparison with Second Quarter

  Net income of $23.2 million, or $0.11 per diluted share, compared to $21.2 million, or $0.11 per diluted share, for the second quarter of 2014.
  Pre-tax, pre-provision income of $50.8 million, up $2.1 million compared to the second quarter of 2014.
  Non-interest expenses decreased by $4.5 million to $93.6 million, primarily reflecting reductions in write-downs on other real estate owned (“OREO”) properties, the deposit insurance assessment and employees’ compensation and benefits.
  Non-interest income increased by $0.2 million to $16.2 million, primarily reflecting an increase in revenues from the mortgage banking business.
  Net interest income, excluding fair value adjustments on derivative instruments of $0.4 million, decreased by $2.4 million to $127.3 million. Net interest margin of 4.12% in the third quarter of 2014 compared to 4.20% in the second quarter of 2014. The decrease in net interest income and margin primarily reflects faster prepayment rates on U.S. agency mortgage-backed securities (“MBS”) and a decrease in the average yield of the consumer loans portfolio.
  Provision for loan and lease losses increased by $0.3 million to $27.0 million, mainly reflecting lower reserve releases on collateral dependent commercial and construction loans in Florida and an increase in the provision for residential mortgage loans, partially offset by lower specific reserve requirements on impaired commercial and industrial loans.
  Credit quality variances:
    Non-performing assets decreased by $12.9 million, or 2%, to $744.4 million.
    Non-performing loans, including non-performing loans held for sale, decreased by $5.2 million to $614.2 million, mainly driven by charge-offs and collections on commercial and construction loans.
    New non-performing loan inflows decreased by $59.1 million, or 42%, compared to inflows in the second quarter of 2014.
    The other real estate owned inventory balance decreased by $9.0 million to $112.8 million, mainly due to sales of $12.3 million completed in the third quarter and write-downs of $2.8 million, partially offset by additions.
    No sales of non-performing loans held for sale since the third quarter of 2013.
    Net charge-offs of $42.7 million compared to $52.3 million for the second quarter of 2014.
  Total capital, Tier 1 capital, and leverage ratios of 18.57%, 17.30%, and 12.34%, respectively, as of September 30, 2014. Common equity Tier 1 capital ratio of 14.39% and tangible common equity ratio of 9.82% as of September 30, 2014.
  Non-brokered deposits, excluding government deposits, up $76.6 million to $6.2 billion as of September 30, 2014.
  Government deposits increased by $28.9 million to $468.7 million as of September 30, 2014 from $439.7 million as of June 30, 2014, primarily in the Virgin Islands. As of September 30, 2014, the Corporation had $250.9 million of government deposits in Puerto Rico and $217.8 million in the Virgin Islands.
  Brokered certificates of deposit decreased by $33.1 million to $3.1 billion as of September 30, 2014.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity) of $821.2 million for the third quarter of 2014, compared to $781.3 million for the second quarter of 2014, primarily reflecting increases in commercial loan originations in both our Florida and Puerto Rico regions.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 27, 2014--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $23.2 million for the third quarter of 2014, or $0.11 per diluted share, compared to $21.2 million, or $0.11 per diluted share, for the second quarter of 2014 and $15.9 million, or $0.08 per diluted share, for the third quarter of 2013.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are very pleased to report net income of $23.2 million for the third quarter of 2014, a 46% increase compared to the third quarter of 2013 and our highest net income since returning to profitability. Our pre-tax, pre-provision income was strong at $50.8 million for the third quarter, up $2.1 million compared to the second quarter of 2014. The third quarter was highlighted by increased origination activity in commercial and residential loans and over $105 million in core deposit growth.”

Mr. Alemán continued, “Despite the still challenging economic environment and its impact on the consumer in Puerto Rico, we have stayed the course in the execution of our strategies. While our overall loan portfolio declined slightly due to some pay downs of commercial loans and lower consumer loan volumes, our pipeline remains stable. We continue to proactively manage our expense base and implement efficiency initiatives. Our non-performing assets and loans declined slightly this quarter. We also saw a decrease in inflows of non-performing loans as well as a decrease in adversely classified loans compared to the second quarter of 2014.”

Mr. Alemán stated further: “Earnings generation over the past three quarters has strengthened our capital position. Asset quality improvement remains our top priority, we will continue to invest in our franchise and improve operating efficiency, and evaluate market opportunities in order to achieve consistent, profitable growth in the future and generate appropriate returns for our shareholders.”

This press release includes certain non-GAAP financial measures, including adjusted pre-tax, pre-provision income, adjusted net interest income and margin, and certain capital ratios and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives measured at fair value and equity in earnings or loss of unconsolidated entity, which is a non-GAAP financial measure. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $50.8 million in the third quarter of 2014, up $2.1 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

Income before income taxes	$23,265	$20,949	$17,970	$15,634	$19,616
Add: Provision for loan and lease losses	26,999	26,744	31,915	22,969	22,195
Add/Less: Net loss (gain) on investments and impairments	245	(291)	-	-	-

Less: Unrealized gain on derivative instruments	(418)	(262)	(313)	(355)	(232)
Add: Acquisitions of mortgage loans from Doral related expenses	659	576	-	-	-
Add: Secondary offering costs (1)	-	-	-	-	1,669
Add: Credit card processing platform conversion costs	-	-	-	-	1,715
Less: National gross receipt tax - outside Puerto Rico (2)	-	-	-	(473)	-
Add: Branch consolidations and restructuring expenses/valuation adjustments	-	236	718	1,421	-
Add: Loss contingency - attorneys' fees Lehman litigation	-	-	-	2,500	-
Add/Less: Equity in loss (earnings) of unconsolidated entity	-	670	6,610	5,893	5,908
Adjusted pre-tax, pre-provision income (3)	$50,750	$48,622	$56,900	$47,589	$50,871

Change from most recent prior quarter-amount	$2,128	$(8,278)	$9,311	$(3,282)	$14,976
Change from most recent prior quarter-percentage	4.4%	-14.5%	19.6%	-6.5%	41.7%

(1) Offering of common stock by certain of the Corporation's existing stockholders.
(2) Represents the impact of the national gross receipts tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter of 2013 after enactment of Act No. 117.
(3) See "Basis of Presentation" for definition.

The increase in adjusted pre-tax, pre-provision income from the 2014 second quarter primarily reflected:

  A $4.4 million decrease in adjusted non-interest expenses of $92.9 million for the third quarter of 2014, as compared to adjusted non-interest expenses of $97.3 million for the second quarter of 2014, primarily due to a $2.5 million decrease in OREO losses and related operating expenses, a $1.2 million decrease in the deposit insurance assessment and a $1.1 million decrease in employees’ compensation and benefits expense. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses in the last two quarters exclude: (i) professional service fees related to acquisitions of mortgage loans from Doral Financial Corporation ("Doral"); and (ii) expenses related to branch consolidations and other restructuring efforts. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

  A $0.1 million increase in adjusted non-interest income of $16.4 million for the third quarter of 2014, as compared to $16.3 million for the second quarter of 2014, reflecting a $0.8 million increase in revenues from the mortgage banking business, partially offset by decreases in insurance commission income as well as credit and debit cards fee income.

Adjusted non-interest income excludes the equity in earnings (loss) of unconsolidated entity, gain or loss on sales of investment securities and other-than-temporary impairment (“OTTI”) on investment securities. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Partially offset by:

  A $2.4 million decrease in net interest income, excluding fair value adjustments, mainly driven by faster prepayment rates on U.S. agency MBS investments and a decrease in the average yield on consumer loans. See Net Interest Income discussion below for additional information.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Net Interest Income
Interest Income - GAAP	$156,662	$158,423	$160,571	$162,690	$162,203

Unrealized gain on derivative instruments	(418)	(262)	(313)	(355)	(232)
Interest income excluding valuations	156,244	158,161	160,258	162,335	161,971
Tax-equivalent adjustment	3,995	5,005	5,223	5,122	4,420
Interest income on a tax-equivalent basis excluding valuations	160,239	163,166	165,481	167,457	166,391

Interest Expense - GAAP	28,968	28,516	29,251	30,031	31,298

Net interest income - GAAP	$127,694	$129,907	$131,320	$132,659	$130,905

Net interest income excluding valuations	$127,276	$129,645	$131,007	$132,304	$130,673

Net interest income on a tax-equivalent basis excluding valuations	$131,271	$134,650	$136,230	$137,426	$135,093

Average Balances
Loans and leases	$9,476,576	$9,560,792	$9,662,735	$9,665,013	$9,639,612
Total securities and other short-term investments	2,768,923	2,811,178	2,816,253	2,719,241	2,719,973
Average Interest-Earning Assets	$12,245,499	$12,371,970	$12,478,988	$12,384,254	$12,359,585

Average Interest-Bearing Liabilities	$10,245,634	$10,395,437	$10,542,793	$10,450,671	$10,409,792

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.08%	5.14%	5.22%	5.21%	5.21%
Average rate on interest-bearing liabilities - GAAP	1.12%	1.10%	1.13%	1.14%	1.19%
Net interest spread - GAAP	3.96%	4.04%	4.09%	4.07%	4.02%
Net interest margin - GAAP	4.14%	4.21%	4.27%	4.25%	4.20%

Average yield on interest-earning assets excluding valuations	5.06%	5.13%	5.21%	5.20%	5.20%
Average rate on interest-bearing liabilities excluding valuations	1.12%	1.10%	1.13%	1.14%	1.19%
Net interest spread excluding valuations	3.94%	4.03%	4.08%	4.06%	4.01%
Net interest margin excluding valuations	4.12%	4.20%	4.26%	4.24%	4.19%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.19%	5.29%	5.38%	5.36%	5.34%
Average rate on interest-bearing liabilities excluding valuations	1.12%	1.10%	1.13%	1.14%	1.19%
Net interest spread on a tax-equivalent basis and excluding valuations	4.07%	4.19%	4.25%	4.22%	4.15%
Net interest margin on a tax-equivalent basis and excluding valuations	4.25%	4.37%	4.43%	4.40%	4.34%

Net interest income, excluding valuations, amounted to $127.3 million, a decrease of $2.4 million when compared to the second quarter of 2014. The net interest margin decreased to 4.12% for the third quarter of 2014 from 4.20% for the second quarter of 2014. The decreases in net interest income and margin were mainly due to:

  A 39 basis point decrease in the average yield of consumer loans, or a decrease of approximately $2.1 million in interest income, as the remaining discount of $1.5 million of the credit card portfolio acquired in 2012 was fully accreted to income during the second quarter of 2014. The decrease also reflects the impact of new loan originations booked at lower rates than the average yield of loans that are maturing given the current level of interest rates.
  A 35 basis point decrease in the average yield of MBS investments, or a decrease of approximately $1.5 million in interest income, attributable to faster prepayment rates on U.S. agency MBS investments purchased at a premium.
  A $1.1 million decrease in interest income attributable to the $126.5 million reduction in total average earning assets.
  A 16 basis point increase in the average cost of repurchase agreements, or an increase of approximately $0.4 million in interest expense, attributable to the contractual repricing of a $100 million agreement.

Partially offsetting the aforementioned items were:

  Increased interest income reflecting the full quarter impact of the acquisition of mortgage loans from Doral in full satisfaction of secured borrowings on May 30, 2014. The interest income recorded on such loans was approximately $1.8 million higher than the interest income recorded in the second quarter on previous commercial secured borrowings.
  An increase in net interest income of approximately $0.7 million related to the impact of one additional day in the current quarter.
  A $0.3 million decrease in interest expense attributable to the $149.8 million reduction on total interest-bearing liabilities, primarily reflecting the full quarter impact of government deposit withdrawals by public corporations in Puerto Rico in the latter part of the second quarter of 2014.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the third quarter of 2014 was $27.0 million, an increase of $0.3 million, compared to $26.7 million for the second quarter of 2014. The Corporation recorded a negative provision for loan losses of $7.1 million for the commercial and construction loan portfolio in Florida compared to a negative provision of $10.5 million in the second quarter of 2014. Despite higher loan loss recoveries, the variance in the provision mainly reflects the impact in the previous quarter of reserve releases related to updated appraisals.

The provision for residential mortgage loans in the third quarter of 2014 increased by $2.0 million to $5.9 million compared to the second quarter of 2014 primarily due to an increase in charge-offs and the overall increase in portfolio size. The provision for consumer loans of $19.0 million in the third quarter of 2014 remained relatively flat as compared to the second quarter of 2014, an increase of $0.2 million.

The provision for commercial and construction loans in Puerto Rico in the third quarter of 2014 decreased by $5.3 million to $8.9 million compared to the second quarter of 2014 mainly related to lower specific reserve requirements on certain noncollateral dependent loans, including the specific reserve of a commercial and industrial loan determined impaired during the third quarter that was less than the estimated loss previously held as part of the general reserve, partially offset by an increase in net charge-offs of commercial and industrial loans and the impact in the previous quarter of a $4.8 million reserve release associated with the enhancements to the general allowance estimation process.

See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses, including variances in charge-offs and loss recoveries.

NON-INTEREST INCOME

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2014	2014	2014	2013	2013

Service charges on deposit accounts	$3,235	$3,290	$3,203	$3,162	$3,157
Mortgage banking activities	3,809	3,036	3,368	3,906	3,521
Net (loss) gain on investments and impairments	(245)	291	-	-	-
Broker-dealer income	-	-	459	97	-
Branch consolidations - valuation adjustments on fixed assets	-	-	-	(529)	-
Other operating income	9,375	9,984	10,930	11,742	9,290
Equity in (loss) earnings of unconsolidated entity	-	(670)	(6,610)	(5,893)	(5,908)

Non-interest income	$16,174	$15,931	$11,350	$12,485	$10,060

Non-interest income for the third quarter of 2014 amounted to $16.2 million, compared to $15.9 million for the second quarter of 2014. The increase was primarily due to:

  A $0.8 million increase in revenues from the mortgage banking business, primarily related to a $0.5 million decrease in losses related to compensatory fees imposed by government-sponsored agencies, and a $0.5 million decrease in mark-to-market losses on to-be-announced (“TBA”) MBS forward contracts used to hedge the securitization pipeline.

The aforementioned were partially offset by a $0.2 million decrease in realized gains on loan sales and securitization activities attributable to lower sales. Loans sold and securitized in the secondary market to government-sponsored entities in the third quarter of 2014 amounted to $75.1 million with a related gain of $2.7 million, compared to $83.1 million and a gain of $2.9 million recorded in the second quarter of 2014.

  A $0.7 million positive variance related to the accounting for the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”). The equity in loss of unconsolidated entity of $0.7 million recorded in the second quarter of 2014 reduced to zero the book value of the Bank’s investment in CPG/GS. The Bank holds a 35% subordinated ownership interest in CPG/GS, the entity that purchased $269.2 million of loans from FirstBank in 2011. This investment is accounted for under the equity method and following the hypothetical liquidation book value (“HLBV”) method to determine the Bank’s share in CPG/GS earnings or losses.

Partially offset by:

  A $0.4 million decrease in other operating income that includes reductions in credit and debit card fees, merchant fees and losses on sales of certain fixed assets.
  The impact in the previous quarter of the $0.3 million gain on sale of investments recorded in connection with the sale of a $4.6 million Puerto Rico government agency bond.
  A $0.2 million decrease in insurance commission income.
  A $0.2 million other-than-temporary impairment on private label MBS.

Non-Interest Expenses
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2014	2014	2014	2013	2013

Employees' compensation and benefits	$33,964	$35,023	$32,942	$31,062	$32,823
Occupancy and equipment	14,727	14,246	13,600	15,204	15,109
Deposit insurance premium	8,335	9,579	9,822	10,495	10,479
Other insurance and supervisory fees	1,158	1,205	1,168	957	1,034
Taxes, other than income taxes	4,528	4,504	4,575	4,101	4,718
Professional fees :
Collections, appraisals and other credit related fees	2,480	2,363	1,345	2,198	2,780
Outsourcing technology services	4,840	4,600	4,214	4,202	4,338
Other professional fees	3,554	3,843	4,481	4,845	4,086
Credit and debit card processing expenses	3,741	3,882	3,824	4,869	2,682
Credit card processing platform conversion costs	-	-	-	-	1,715
Branch consolidations and restructuring expenses	-	236	718	892	-
Business promotion	3,925	4,142	3,973	5,251	3,478
Communications	2,143	1,894	1,879	1,836	1,866
Net loss on OREO operations	4,326	6,778	5,837	13,321	7,052
Acquisitions of loans from Doral related expenses	659	576	-	-	-
Secondary offering costs	-	-	-	-	1,669
Loss contingency for attorneys' fees - Lehman litigation	-	-	-	2,500	-
Other	5,224	5,274	4,407	4,808	5,325
Total	$93,604	$98,145	$92,785	$106,541	$99,154

Non-interest expenses in the third quarter of 2014 amounted to $93.6 million, a decrease of $4.5 million from $98.1 million for the second quarter of 2014. The main drivers of the decrease were:

  A $2.5 million decrease in losses on OREO properties and related operating expenses. Total write-downs on OREO properties in the third quarter of 2014 amounted to $2.8 million compared to $5.2 million for the second quarter of 2014, a decrease of $2.4 million.
  A $1.2 million decrease in the deposit insurance assessment driven by improvements in liquidity, a decrease in leverage commercial loans balance, a strengthened capital position, and a decrease in average assets.
  A $1.1 million decrease in employees’ compensation and benefit expenses primarily due to a reduction in performance-based compensation and stock-based compensation expense.

INCOME TAXES

The Corporation recorded an income tax expense for the third quarter of 2014 of $0.1 million compared to an income tax benefit of $0.3 million for the second quarter of 2014. The income tax benefit in the previous quarter mainly resulted from the $1.8 million adjustment recorded to reduce the liability for uncertain tax positions of prior years that was partially offset by a $1.0 million charge to the Alternative Minimum Tax (“AMT”) expense in the second quarter. Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns and, thus, the Corporation is not able to utilize losses from one subsidiary to offset gains in another subsidiary. As of September 30, 2014, the deferred tax asset, net of a valuation allowance of $505.2 million, amounted to $9.9 million.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Non-performing loans held for investment:
Residential mortgage	$185,025	$175,404	$172,796	$161,441	$142,002
Commercial mortgage	169,967	166,218	145,535	120,107	127,374
Commercial and Industrial	130,917	143,669	113,996	114,833	127,584
Construction	30,111	38,830	50,387	58,866	64,241
Consumer and Finance leases	43,496	40,510	39,061	40,302	37,184
Total non-performing loans held for investment	559,516	564,631	521,775	495,549	498,385

OREO	112,803	121,842	138,622	160,193	133,284
Other repossessed property	17,467	16,114	15,587	14,865	14,125
Total non-performing assets, excluding loans held for sale	$689,786	$702,587	$675,984	$670,607	$645,794

Non-performing loans held for sale	54,641	54,755	54,755	54,801	80,234
Total non-performing assets, including loans held for sale (1)	$744,427	$757,342	$730,739	$725,408	$726,028

Past-due loans 90 days and still accruing (2)	$143,535	$143,916	$118,049	$120,082	$127,735
Non-performing loans held for investment to total loans held for investment	6.01%	5.96%	5.45%	5.14%	5.24%
Non-performing loans to total loans	6.54%	6.49%	5.98%	5.67%	6.01%
Non-performing assets, excluding non-performing loans held for sale to total assets, excluding non-performing loans held for sale	5.48%	5.63%	5.30%	5.32%	5.08%
Non-performing assets to total assets	5.89%	6.05%	5.70%	5.73%	5.68%

(1) Purchased credit impaired loans of $104.3 million accounted for under ASC 310-30 as of September 30, 2014, primarily mortgage loans acquired from Doral in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2014 of approximately $15.6 million, primarily related to loans acquired from Doral.

Credit quality metrics variances:

  Total non-performing assets decreased to $744.4 million as of September 30, 2014, compared to $757.3 million as of June 30, 2014. Total non-performing loans, including non-performing loans held for sale, decreased by $5.2 million, or 1%, from the second quarter of 2014. The decrease was primarily driven by charge-offs of commercial and industrial and construction loans in both Puerto Rico and the Virgin Islands regions, partially offset by increases in consumer, residential and commercial mortgage non-performing loans. The largest individual relationship placed in non-performing status during the third quarter of 2014 was a $4.7 million defaulted commercial mortgage restructured loan.
  Inflows of non-performing loans held for investment decreased by $59.1 million, or 42%, compared to inflows in the second quarter of 2014. This decrease was primarily reflected in the commercial and industrial and commercial mortgage portfolios, a decrease of $64.6 million. These decreases were partially offset by an increase in inflows of non-performing residential mortgage loans of $5.7 million.
  Adversely classified commercial and construction loans held for investment decreased by $35.0 million to $571.4 million, or 6%, from the second quarter of 2014.
  The OREO balance decreased by $9.0 million, driven by sales of $12.3 million and write-downs of $2.8 million, partially offset by additions.
  Total troubled debt restructured loans (“TDRs”) held for investment were $701.1 million at September 30, 2014, up $72.9 million, or 12%, from June 30, 2014. Approximately $485.1 million of total TDRs held for investment were in accrual status as of September 30, 2014. The increase in the balance of TDRs was mainly related to the forbearance granted in the third quarter of 2014 to the $75.0 million direct exposure with the Puerto Rico Electric Power Authority (“PREPA”). See Exposure to the Puerto Rico Government discussion below for additional information.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30,	June 30,		March 31,	December 31,	September 30,
	2014	2014		2014	2013	2013

Allowance for loan and lease losses, beginning of period	$241,177	$266,778		$285,858	$289,379	$301,047
Provision for loan and lease losses	26,999	26,744	(1)	31,915	22,969	22,195
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,734)	(4,687)		(6,353)	(4,544)	(8,457)
Commercial mortgage	1,116	(9,126)		(5,775)	2,605	(5,918)
Commercial and Industrial	(16,431)	(19,036)	(2)	(21,796)	(9,146)	(5,718)
Construction	(3,205)	(2,606)		(353)	(435)	71
Consumer and finance leases	(18,488)	(16,890)		(16,718)	(14,970)	(13,841)
Net charge-offs	(42,742)	(52,345)		(50,995)	(26,490)	(33,863)
Allowance for loan and lease losses, end of period	$225,434	$241,177		$266,778	$285,858	$289,379

Allowance for loan and lease losses to period end total loans held for investment	2.42%	2.55%		2.79%	2.97%	3.04%
Net charge-offs (annualized) to average loans outstanding during the period	1.80%	2.19%		2.11%	1.10%	1.41%
Net charge-offs (annualized), excluding charge-offs of $6.9 million related to the acquisition of mortgage loans from Doral, to average loans outstanding during the period	1.80%	1.90%		2.11%	1.10%	1.41%
Provision for loan and lease losses to net charge-offs during the period	0.63x	0.51x		0.63x	0.87x	0.66x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the acquisition of mortgage loans from Doral	0.63x	0.56x		0.63x	0.87x	0.66x
(1) Includes provision of $1.4 million associated with the acquisition of mortgage loans from Doral.
(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral.

  The ratio of the allowance for loan and lease losses to loans held for investment was 2.42% as of September 30, 2014, compared to 2.55% as of June 30, 2014. The slight decrease in the ratio was primarily due to lower specific reserve requirements on certain noncollateral dependent commercial and industrial loans and certain charge-offs of loans with previously established reserves. The ratio of the allowance to non-performing loans held for investment was 40.29% as of September 30, 2014 compared to 42.71% as of June 30, 2014.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2014 and June 30, 2014 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial (including Commercial Mortgage, C&I, and Construction loans)	Consumer and Finance Leases	Total

As of September 30, 2014
Impaired loans:
Principal balance of loans, net of charge-offs	$421,823	$519,186	$32,005	$973,014
Allowance for loan and lease losses	17,515	38,331	5,295	61,141
Allowance for loan and lease losses to principal balance	4.15%	7.38%	16.54%	6.28%

PCI loans:
Carrying value of PCI loans	99,535	3,418	1,360	104,313
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,298,290	3,946,563	1,993,222	8,238,075
Allowance for loan and lease losses	12,391	91,995	59,907	164,293
Allowance for loan and lease losses to principal balance	0.54%	2.33%	3.01%	1.99%

Total loans held for investment:
Principal balance of loans	$2,819,648	$4,469,167	$2,026,587	$9,315,402
Allowance for loan and lease losses	29,906	130,326	65,202	225,434
Allowance for loan and lease losses to principal balance	1.06%	2.92%	3.22%	2.42%

As of June 30, 2014

Impaired loans:
Principal balance of loans, net of charge-offs	$414,448	$465,482	$28,928	$908,858
Allowance for loan and lease losses	16,464	48,024	3,870	68,358
Allowance for loan and lease losses to principal balance	3.97%	10.32%	13.38%	7.52%

PCI loans:
Carrying value of PCI loans	99,997	3,447	2,176	105,620
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,280,714	4,140,745	2,031,164	8,452,623
Allowance for loan and lease losses	13,291	98,736	60,792	172,819
Allowance for loan and lease losses to principal balance	0.58%	2.38%	2.99%	2.04%

Total loans held for investment:
Principal balance of loans	$2,795,159	$4,609,674	$2,062,268	$9,467,101
Allowance for loan and lease losses	29,755	146,760	64,662	241,177
Allowance for loan and lease losses to principal balance	1.06%	3.18%	3.14%	2.55%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,		March 31,	December 31,	September 30,
	2014	2014		2014	2013	2013

Residential mortgage	0.82%	0.71%		1.00%	0.72%	1.31%

Commercial mortgage	-0.24%	2.00%		1.27%	-0.57%	1.23%

Commercial and Industrial	2.54%	2.69%	(1)	2.90%	1.21%	0.81%

Construction	6.57%	5.25%		0.65%	0.81%	-0.11%

Consumer and finance leases	3.62%	3.27%		3.23%	2.91%	2.71%

Total loans	1.80%	2.19%	(2)	2.11%	1.10%	1.41%

(1) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.81%.

(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.90%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

  Net charge-offs for the third quarter of 2014 were $42.7 million, or an annualized 1.80%, compared to $52.3 million, or an annualized 2.19% in the second quarter of 2014. Net charge-offs for the second quarter of 2014 included a $6.9 million charge-off resulting from fair value adjustments related to the mortgage loans acquired from Doral in full satisfaction of commercial secured borrowings. Excluding the charge-offs resulting from the Doral transaction, total net charge-offs decreased by $2.7 million, primarily due to an increase in loss recoveries. Approximately $16.0 million of the charge-offs recorded in the third quarter of 2014 relates to two collateral dependent commercial and industrial relationships in Puerto Rico. Recoveries of amounts previously charged-off increased to $11.2 million in the third quarter of 2014 from $6.7 million in the second quarter of 2014. The majority of the recoveries recorded in the last two quarters are related to the commercial mortgage and construction loan portfolios in Florida.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.6 billion as of September 30, 2014, up $120.0 million from June 30, 2014.

The increase was mainly due to:

  A $292.3 million increase in cash and cash equivalents, tied to the increase in deposits and cash inflows from loan repayments.

Partially offset by:

  A $136.0 million decrease in loans held for investment, net of allowance, mainly reflecting decreases in commercial loans, including a $63.8 million decrease in outstanding loans to government entities in Puerto Rico and the Virgin Islands, a $54.6 million commercial and industrial loan paid in full in Puerto Rico before contractual maturity, and an $18.8 million commercial mortgage loan paid in full in Florida.

Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $821.2 million, compared to $781.3 million in the second quarter of 2014. These figures exclude the credit card utilization activity. The increase was mainly related to commercial and industrial loans in both our Puerto Rico and the Virgin Islands regions.

  A $20.3 million decrease in available-for-sale securities, mainly due to regular MBS repayments and a $5.9 million decrease in the fair value of available-for-sale securities, partially offset by the purchase of approximately $44 million of U.S. government and sponsored-agencies debt securities with an average yield of 1.72%.
  A $9.0 million decrease in the OREO inventory balance driven by sales of $12.3 million and write-downs of $2.8 million, partially offset by additions in the quarter.

Total liabilities were approximately $11.3 billion as of September 30, 2014, up $101.9 million from June 30, 2014.

The increase was mainly due to:

  A $76.6 million increase in non-brokered deposits, excluding government deposits, mainly savings and retail CDs in Puerto Rico.
  A $28.9 million increase in government deposits, mainly related to transactional accounts in the Virgin Islands.
  A $25.0 million 4-year FHLB advance with a rate of 1.79% entered into in the third quarter that replaced a $20.0 million advance that matured early in the quarter.

Partially offset by:

  A $33.1 million decrease in brokered CDs.

Total stockholders’ equity amounted to $1.3 billion as of September 30, 2014, an increase of $18.2 million from June 30, 2014, mainly driven by:

  The net income of $23.2 million reported in the third quarter.

Partially offset by:

  A decrease of $5.9 million in other comprehensive income mainly attributable to a decrease in the fair value of U.S. agency MBS and debt securities of approximately $7.6 million, partially offset by an increase of $1.3 million in the fair value of Puerto Rico government obligations held by the Corporation as part of its available-for-sale investment securities portfolio. See Exposure to Puerto Rico Government section below for additional information.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of September 30, 2014 were 18.57%, 17.30%, and 12.34%, respectively, compared to total capital, Tier 1 capital and leverage ratios of 18.06%, 16.80%, and 12.04%, respectively, as of the end of the second quarter of 2014. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of September 30, 2014 of our banking subsidiary, FirstBank Puerto Rico, were 18.21%, 16.95%, and 12.10%, respectively, compared to total capital, Tier 1 capital, and leverage ratios of 17.70%, 16.43%, and 11.79%, respectively, as of the end of the prior quarter. All of the regulatory capital ratios for the Bank are well above the minimum required under the consent order entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given such consent order, however, the Bank cannot be considered to be a well-capitalized institution.

Based on our current interpretation of the international regulatory capital requirements adopted by the Basel Committee on Banking Supervision (known as “Basel 3”), we anticipate that, when these are effective, we will exceed the fully phased-in minimum capital ratios these rules establish.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 9.82% as of September 30, 2014 from 9.76% as of June 30, 2014, and the Tier 1 common equity to risk-weighted assets ratio increased to 14.39% as of September 30, 2014 from 13.92% as of June 30, 2014.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Tangible Equity:
Total equity - GAAP	$1,324,157	$1,306,001	$1,255,898	$1,215,858	$1,220,593
Preferred equity	(36,104)	(36,104)	(56,810)	(63,047)	(63,047)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(17,235)	(18,080)	(18,942)	(19,787)	(20,718)
Core deposit intangible	(5,810)	(6,200)	(6,591)	(6,981)	(7,570)

Tangible common equity	$1,236,910	$1,217,519	$1,145,457	$1,097,945	$1,101,160

Tangible Assets:
Total assets - GAAP	$12,643,280	$12,523,251	$12,819,428	$12,656,925	$12,787,450
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(17,235)	(18,080)	(18,942)	(19,787)	(20,718)
Core deposit intangible	(5,810)	(6,200)	(6,591)	(6,981)	(7,570)

Tangible assets	$12,592,137	$12,470,873	$12,765,797	$12,602,059	$12,731,064

Common shares outstanding	212,978	212,760	208,968	207,069	207,043

Tangible common equity ratio	9.82%	9.76%	8.97%	8.71%	8.65%
Tangible book value per common share	$5.81	$5.72	$5.48	$5.30	$5.32

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity based on current applicable bank regulatory requirements (known as “Basel 1”):

(Dollars in thousands)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

Tier 1 Common Equity:
Total equity - GAAP	$1,324,157	$1,306,001	$1,255,898	$1,215,858	$1,220,593
Qualifying preferred stock	(36,104)	(36,104)	(56,810)	(63,047)	(63,047)
Unrealized loss on available-for-sale securities (1)	34,301	28,381	56,180	78,734	58,485
Disallowed deferred tax asset (2)	-	-	(25)	-	(43)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(5,810)	(6,200)	(6,591)	(6,981)	(7,570)
Other disallowed assets	(23)	(23)	(23)	(23)	(410)
Tier 1 common equity	$1,288,423	$1,263,957	$1,220,531	$1,196,443	$1,179,910

Total risk-weighted assets	$8,954,477	$9,079,164	$9,255,697	$9,405,798	$9,402,910

Tier 1 common equity to risk-weighted assets ratio	14.39%	13.92%	13.19%	12.72%	12.55%

1) Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2) Approximately $11.3 million of the Corporation's deferred tax assets as of September 30, 2014 (June 30, 2014 - $9.9 million; March 31, 2014 - $9 million; December 31, 2013 - $7 million; September 30, 2013 - $7.7 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0 of such assets as of September 30, 2014 (June 30, 2014 - $0; March 31, 2014 - $25 thousand; December 31, 2013 - $0; September 30, 2013 - $43 thousand) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in calculating Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $1.4 million of the Corporation's other net deferred tax liability as of September 30, 2014 (June 30, 2014 - $1.2 million deferred tax liability; March 31, 2014 - $0.8 million deferred tax liability; December 31, 2013 - $0.3 million deferred tax asset; September 30, 2013 - $0.3 million deferred tax liability) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Exposure to Puerto Rico Government

As of September 30, 2014, the Corporation had $364.3 million of credit facilities granted to the Puerto Rico Government, its municipalities and public corporations, of which $316.3 million was outstanding, compared to $340.7 million outstanding as of June 30, 2014. Approximately $201.4 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $24.8 million consisted of loans to units of the central government, and approximately $90.1 million consisted of loans to public corporations, including a $75.0 million direct exposure to PREPA. In addition, the Corporation had $200.4 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the Puerto Rico Tourism Development Fund.

In August 2014, PREPA entered into a forbearance agreement with a group of banks, including First Bank, to extend further its maturing credit lines to March 31, 2015.

The Corporation had outstanding $61.1 million in obligations of the Puerto Rico government as part of its available-for-sale investment securities portfolio carried on its books at a fair value of $46.4 million as of September 30, 2014. The fair value of the Puerto Rico government obligations held by the Corporation increased by approximately $1.3 million during the third quarter of 2014.

As of September 30, 2014, the Corporation had $250.9 million of public sector deposits in Puerto Rico, compared to $252.6 million as of June 30, 2014. Approximately 57% is from municipalities in Puerto Rico and 43% is from public corporations and the central government and agencies.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, October 28, 2014, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.firstbankpr.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.firstbankpr.com, until October 28, 2015. A telephone replay will be available one hour after the end of the conference call through November 28, 2014 at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10054531.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) and the consent order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the New York Fed or the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs, and provisions and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefit of its deferred tax asset; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; a credit default by the Puerto Rico government or any of its public corporations or other instrumentalities, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems of the Puerto Rico government and recent credit downgrades of the Puerto Rico government’s debt; the risk that any portion of the unrealized losses in the Corporation’s investment portfolio is determined to be other-than-temporary, including unrealized losses on Puerto Rico government obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with current applicable bank regulatory requirements (Basel 1). The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, fair value adjustments on derivatives, equity in earnings or loss of unconsolidated entity as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expense items that management judges to be outside of ordinary banking activities and/or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of expenses related to the acquisitions of mortgage loans from Doral, expenses related to branch consolidations and other restructuring expenses, equity in earnings (loss) of unconsolidated entity, gains or losses on sales of investment securities and OTTI of investment securities.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted non-interest expenses and adjusted non-interest income. Adjusted non-interest expenses exclude professional service fees specifically related to the acquisitions of mortgage loans from Doral, expenses related to branch consolidations in Puerto Rico, and expenses associated with the restructuring of some business units. Adjusted non-interest income excludes equity in earnings (loss) of unconsolidated entity, gains (losses) on sales of investments and OTTI of investment securities. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following table shows reconciliations of these non-GAAP financial measures to the corresponding measures calculated and presented in accordance with GAAP.

(Dollars in thousands)
2014 Third Quarter	As Reported (GAAP)	Branch consolidation and optimization expenses	Equity in loss of unconsolidated entity	Acquisition of mortgage loans from Doral related expenses	OTTI on debt securities	Adjusted (Non- GAAP)

Non-interest income	$16,174	$-	$-	$-	$245	$16,419

Non-interest expenses	$93,604	$-	$-	$(659)	$-	$92,945

(Dollars in thousands)
2014 Second Quarter	As Reported (GAAP)	Branch consolidation and optimization expenses	Equity in loss of unconsolidated entity	Acquisition of mortgage loans from Doral related expenses	Gain on sale of investments	Adjusted (Non- GAAP)

Non-interest income	$15,931	$-	$670		$(291)	$16,310

Non-interest expenses	$98,145	$(236)	$-	$(576)		$97,333

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2014	2014	2013
ASSETS

Cash and due from banks	$953,038	$660,709	$454,302

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	16,657	16,653	201,069
Total money market investments	16,957	16,953	201,369

Investment securities available for sale, at fair value	1,977,137	1,997,408	1,978,282

Other equity securities	25,752	29,141	28,691

Total investment securities	2,002,889	2,026,549	2,006,973

Investment in unconsolidated entity	-	-	7,279

Loans, net of allowance for loan and lease losses of $225,434 (June 30, 2014 - $241,177; December 31, 2013 - $285,858)	9,089,968	9,225,924	9,350,312
Loans held for sale, at lower of cost or market	80,014	72,105	75,969
Total loans, net	9,169,982	9,298,029	9,426,281

Premises and equipment, net	167,916	170,056	166,946
Other real estate owned	112,803	121,842	160,193
Accrued interest receivable on loans and investments	48,516	52,092	54,012
Other assets	171,179	177,021	179,570
Total assets	$12,643,280	$12,523,251	$12,656,925

LIABILITIES

Deposits:
Non-interest-bearing deposits	$862,422	$851,038	$851,212
Interest-bearing deposits	8,840,752	8,779,750	9,028,712
Total deposits	9,703,174	9,630,788	9,879,924

Securities sold under agreements to repurchase	900,000	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	325,000	320,000	300,000
Other borrowings	231,959	231,959	231,959
Accounts payable and other liabilities	158,990	134,503	129,184
Total liabilities	11,319,123	11,217,250	11,441,067

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares;
outstanding 1,444,146 (June 30, 2014 - 1,444,146 shares outstanding;
December 31, 2013 - 2,521,872 shares outstanding); aggregate liquidation value of $36,104 (June 30, 2014 - $36,104; December 31, 2013 - $63,047)

	36,104	36,104	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 213,642,311 shares
(June 30, 2014 - 213,399,037 shares issued; December 31, 2013 - 207,635,157 shares issued)	21,364	21,340	20,764
Less: Treasury stock (at par value)	(66)	(64)	(57)

Common stock outstanding, 212,977,588 shares outstanding
(June 30, 2014 - 212,760,158 shares outstanding; December 31, 2013 - 207,068,978 shares outstanding)	21,298	21,276	20,707
Additional paid-in capital	915,231	914,382	888,161
Retained earnings	385,847	362,646	322,679
Accumulated other comprehensive loss	(34,323)	(28,407)	(78,736)
Total stockholders' equity	1,324,157	1,306,001	1,215,858
Total liabilities and stockholders' equity	$12,643,280	$12,523,251	$12,656,925

FIRST BANCORP
Condensed Consolidated Statements of Income (Loss)

	Quarter Ended			Nine-Month Period Ended
(In thousands, except per share information)	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Net interest income:
Interest income	$156,662	$158,423	$162,203	$475,656	$483,098
Interest expense	28,968	28,516	31,298	86,735	100,812
Net interest income	127,694	129,907	130,905	388,921	382,286
Provision for loan and lease losses	26,999	26,744	22,195	85,658	220,782
Net interest income after provision for loan and lease losses	100,695	103,163	108,710	303,263	161,504

Non-interest income (loss):
Service charges on deposit accounts	3,235	3,290	3,157	9,728	9,635
Mortgage banking activities	3,809	3,036	3,521	10,213	12,924
Net (loss) gain on investments and impairments	(245)	291	-	46	(159)
Equity in (loss) earnings of unconsolidated entity	-	(670)	(5,908)	(7,280)	(10,798)
Impairment of collateral pledged to Lehman	-	-	-	-	(66,574)
Other non-interest income	9,375	9,984	9,290	30,748	26,998
Total non-interest income (loss)	16,174	15,931	10,060	43,455	(27,974)

Non-interest expenses:
Employees' compensation and benefits	33,964	35,023	32,823	101,929	99,493
Occupancy and equipment	14,727	14,482	15,109	43,527	45,062
Business promotion	3,925	4,142	3,538	12,040	10,726
Professional fees	11,533	11,371	11,840	32,944	36,707
Taxes, other than income taxes	4,528	4,504	4,718	13,607	14,009
Insurance and supervisory fees	9,493	10,784	11,513	31,267	37,018
Net loss on other real estate owned operations	4,326	6,778	7,052	16,941	29,191
Other non-interest expenses	11,108	11,061	12,561	32,279	36,281
Total non-interest expenses	93,604	98,145	99,154	284,534	308,487

Income (loss) before income taxes	23,265	20,949	19,616	62,184	(174,957)
Income tax (expense) benefit	(64)	276	(3,676)	(675)	(4,319)

Net income (loss)	$23,201	$21,225	$15,940	$61,509	$(179,276)

Net income (loss) attributable to common stockholders	$23,201	$22,505	$15,940	$63,168	$(179,276)

Earnings (loss) per common share:

Basic	$0.11	$0.11	$0.08	$0.30	$(0.87)
Diluted	$0.11	$0.11	$0.08	$0.30	$(0.87)

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 143 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

EXHIBIT A
Table 1 - Selected Financial Data
(In thousands, except for per share
and financial ratios data)	Quarter Ended				Nine-Month Period Ended
	September 30,	June 30,		September 30,	September 30,		September 30,
	2014	2014		2013	2014		2013
Condensed Income Statements:
Total interest income	$156,662	$158,423		$162,203	$475,656		$483,098
Total interest expense	28,968	28,516		31,298	86,735		100,812
Net interest income	127,694	129,907		130,905	388,921		382,286
Provision for loan and lease losses	26,999	26,744		22,195	85,658		220,782
Non-interest income (loss)	16,174	15,931		10,060	43,455		(27,974)
Non-interest expenses	93,604	98,145		99,154	284,534		308,487
Income (loss) before income taxes	23,265	20,949		19,616	62,184		(174,957)
Income tax (expense) benefit	(64)	276		(3,676)	(675)		(4,319)
Net income (loss)	23,201	21,225		15,940	61,509		(179,276)
Net income (loss) attributable to common stockholders	23,201	22,505		15,940	63,168		(179,276)

Per Common Share Results:
Net earnings (loss) per share basic	$0.11	$0.11		$0.08	$0.30		$(0.87)
Net earnings (loss) per share diluted	$0.11	$0.11		$0.08	$0.30		$(0.87)
Cash dividends declared	$-	$-		$-	$-		$-
Average shares outstanding	210,466	208,202		205,579	208,151		205,512
Average shares outstanding diluted	212,359	210,144		207,316	209,811		205,512
Book value per common share	$6.05	$5.97		$5.59	$6.05		$5.59
Tangible book value per common share (1)	$5.81	$5.72		$5.32	$5.81		$5.32

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.73	0.67		0.50	0.65		(1.86)
Interest Rate Spread (2)	4.07	4.19		4.15	4.17		3.94
Net Interest Margin (2)	4.25	4.37		4.34	4.35		4.15
Return on Average Total Equity	7.01	6.66		5.19	6.43		(17.65)
Return on Average Common Equity	7.21	6.95		5.47	6.69		(18.51)
Average Total Equity to Average Total Assets	10.44	10.10		9.68	10.10		10.56
Total capital	18.57	18.06		16.89	18.57		16.89
Tier 1 capital	17.30	16.80		15.61	17.30		15.61
Leverage	12.34	12.04		11.65	12.34		11.65
Tangible common equity ratio (1)	9.82	9.76		8.65	9.82		8.65
Tier 1 common equity to risk-weight assets (1)	14.39	13.92		12.55	14.39		12.55
Dividend payout ratio	-	-		-	-		-
Efficiency ratio (3)	65.06	67.30		70.34	65.81		87.07

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.42	2.55		3.04	2.42		3.04
Net charge-offs (annualized) to average loans	1.80	2.19	(4)	1.41	2.04	(4)	4.97	(6)
Provision for loan and lease losses to net charge-offs	63.17	51.09	(5)	65.54	58.64	(5)	60.19	(7)
Non-performing assets to total assets	5.89	6.05		5.68	5.89		5.68
Non-performing loans held for investment to total loans held for investment	6.01	5.96		5.24	6.01		5.24
Allowance to total non-performing loans held for investment	40.29	42.71		58.06	40.29		58.06
Allowance to total non-performing loans held for investment
excluding residential real estate loans	60.20	61.96		81.20	60.20		81.20

Other Information:
Common Stock Price: End of period	$4.75	$5.44		$5.68	$4.75		$5.68

1) Non-GAAP measure. See pages 13-14 for GAAP to Non-GAAP reconciliations.

2) On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP measure). See page 4 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3) Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

4) The net charge-offs to average loans ratio, excluding the impact associated with the acquisition of mortgage loans from Doral, was 1.90% for the quarter ended June 30, 2014 and 1.94% for the nine-month period ended September 30, 2014, respectively.

5) The provision for loan and lease losses to net charge-offs ratio, excluding the impact associated with the acquisition of mortgage loans from Doral, was 55.72% for the quarter ended June 30, 2014 and 60.52% for the nine-month period ended September 30, 2014, respectively.

6) The net charge-offs to average loans ratio, excluding the impact associated with the bulk sales of assets and the transfer of loans to held for sale, was 1.87% for the nine-month period ended September 30, 2013.

7) The provision for loan and lease losses to net charge-offs ratio, excluding the impact associated with the bulk sales of assets and the transfer of loans to held for sale, was 66.07% for the nine-month period ended September 30, 2013.

Table 2 - Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)
(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2014	2014	2013	2014	2014	2013	2014	2014	2013

Interest-earning assets:
Money market & other short-term investments	$744,738	$729,302	$639,285	$473	$454	$456	0.25%	0.25%	0.28%
Government obligations (2)	339,261	335,813	342,739	1,956	2,101	2,008	2.29%	2.51%	2.32%
Mortgage-backed securities	1,657,816	1,717,748	1,705,745	11,985	14,191	14,847	2.87%	3.31%	3.45%
FHLB stock	26,788	27,995	30,884	283	273	311	4.19%	3.91%	4.00%
Equity securities	320	320	1,320	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,768,923	2,811,178	2,719,973	14,697	17,019	17,622	2.11%	2.43%	2.57%
Residential mortgage loans	2,803,138	2,635,082	2,580,758	39,401	36,707	37,273	5.58%	5.59%	5.73%
Construction loans	195,108	198,665	257,188	1,910	1,691	2,141	3.88%	3.41%	3.30%
C&I and commercial mortgage loans	4,434,798	4,658,776	4,755,518	49,043	50,473	48,971	4.39%	4.35%	4.09%
Finance leases	237,374	243,014	241,256	4,707	4,985	5,188	7.87%	8.23%	8.53%
Consumer loans	1,806,158	1,825,255	1,804,892	50,481	52,291	55,196	11.09%	11.49%	12.13%
Total loans (4) (5)	9,476,576	9,560,792	9,639,612	145,542	146,147	148,769	6.09%	6.13%	6.12%
Total interest-earning assets	$12,245,499	$12,371,970	$12,359,585	$160,239	$163,166	$166,391	5.19%	5.29%	5.34%

Interest-bearing liabilities:
Brokered CDs	$3,097,358	$3,124,808	$3,149,417	$7,482	$7,496	$8,295	0.96%	0.96%	1.04%
Other interest-bearing deposits	5,691,643	5,838,450	5,773,400	11,862	11,970	13,158	0.83%	0.82%	0.90%
Other borrowed funds	1,131,959	1,131,959	1,131,959	8,675	8,217	8,321	3.04%	2.91%	2.92%
FHLB advances	324,674	300,220	355,016	949	833	1,524	1.16%	1.11%	1.70%
Total interest-bearing liabilities	$10,245,634	$10,395,437	$10,409,792	$28,968	$28,516	$31,298	1.12%	1.10%	1.19%
Net interest income				$131,271	$134,650	$135,093
Interest rate spread							4.07%	4.19%	4.15%
Net interest margin							4.25%	4.37%	4.34%

1) On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2) Government obligations include debt issued by government-sponsored agencies.
3) Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4) Average loan balances include the average of total non-performing loans.

5) Interest income on loans includes $3.1 million, $2.8 million and $3.7 million for the quarters ended September 30, 2014, June 30, 2014, and September 30, 2013, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 - Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)
(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Nine-Month Period Ended	2014	2013	2014	2013	2014	2013

Interest-earning assets:
Money market & other short-term investments	$739,456	$709,240	$1,427	$1,494	0.26%	0.28%
Government obligations (2)	339,295	337,156	6,115	5,847	2.41%	2.32%
Mortgage-backed securities	1,691,816	1,642,080	42,268	35,933	3.34%	2.93%
FHLB stock	27,724	31,775	897	1,048	4.33%	4.41%
Equity securities	320	1,348	-	-	0.00%	0.00%
Total investments (3)	2,798,611	2,721,599	50,707	44,322	2.42%	2.18%
Residential mortgage loans	2,663,641	2,730,842	111,066	112,688	5.57%	5.52%
Construction loans	203,359	292,594	5,616	7,032	3.69%	3.21%
C&I and commercial mortgage loans	4,638,218	4,787,841	150,828	145,371	4.35%	4.06%
Finance leases	242,173	239,407	14,882	15,396	8.22%	8.60%
Consumer loans	1,818,628	1,793,811	155,787	166,002	11.45%	12.37%
Total loans (4) (5)	9,566,019	9,844,495	438,179	446,489	6.12%	6.06%
Total interest-earning assets	$12,364,630	$12,566,094	$488,886	$490,811	5.29%	5.22%

Interest-bearing liabilities:
Brokered CDs	$3,135,572	$3,298,338	$22,585	$30,566	0.96%	1.24%
Other interest-bearing deposits	5,817,613	5,740,514	36,524	40,349	0.84%	0.94%
Other borrowed funds	1,131,959	1,131,959	25,020	24,717	2.96%	2.92%
FHLB advances	308,388	376,847	2,606	5,180	1.13%	1.84%
Total interest-bearing liabilities	$10,393,532	$10,547,658	$86,735	$100,812	1.12%	1.28%
Net interest income			$402,151	$389,999
Interest rate spread					4.17%	3.94%
Net interest margin					4.35%	4.15%

1) On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2) Government obligations include debt issued by government-sponsored agencies.
3) Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4) Average loan balances include the average of total non-performing loans.

5) Interest income on loans includes $8.8 million, and $10.8 million for the nine-month period ended September 30, 2014 and 2013, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 - Non-Interest Income
	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2014	2014	2013	2014	2013

Service charges on deposit accounts	$3,235	$3,290	$3,157	$9,728	$9,635
Mortgage banking activities	3,809	3,036	3,521	10,213	12,924
Insurance income	1,290	1,467	1,303	5,328	4,831
Broker-dealer income	-	-	-	459	-
Other operating income	8,085	8,517	7,987	24,961	22,167

Non-interest income before net (loss) gain on investments, equity in earnings (loss) of unconsolidated entity, and write-off of collateral pledged with Lehman	16,419	16,310	15,968	50,689	49,557

Net gain on sale of investments	-	291	-	291	-
OTTI on equity securities	-	-	-	-	(42)
OTTI on debt securities	(245)	-	-	(245)	(117)
Net (loss) gain on investments	(245)	291	-	46	(159)

Impairment - collateral pledged to Lehman	-	-	-	-	(66,574)
Equity in earnings (loss) of unconsolidated entity	-	(670)	(5,908)	(7,280)	(10,798)
	$16,174	$15,931	$10,060	$43,455	$(27,974)

Table 5 - Non-Interest Expenses
	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2014	2014	2013	2014	2013

Employees' compensation and benefits	$33,964	$35,023	$32,823	$101,929	$99,493
Occupancy and equipment	14,727	14,246	15,109	42,573	45,062
Deposit insurance premium	8,335	9,579	10,479	27,736	33,426
Other insurance and supervisory fees	1,158	1,205	1,034	3,531	3,592
Taxes, other than income taxes	4,528	4,504	4,718	13,607	14,009
Professional fees:
Collections, appraisals and other credit related fees	2,480	2,363	2,780	6,188	7,224
Outsourcing technology services	4,840	4,600	4,338	13,654	9,942
Other professional fees	3,554	3,843	4,086	11,878	10,771
Credit and debit card processing expenses	3,741	3,882	2,682	11,447	8,040
Credit card processing platform conversion costs	-	-	1,715	-	1,715
Branch consolidations and other restructuring expenses	-	236	-	954	-
Business promotion	3,925	4,142	3,478	12,040	10,529
Communications	2,143	1,894	1,866	5,916	5,565
Net loss on OREO operations	4,326	6,778	7,052	16,941	27,312
Secondary offering costs	-	-	1,669	-	1,669
Terminated preferred stock exchange offer expenses	-	-	-	-	1,333
Acquisitions of loans from Doral related expenses	659	576	-	1,235	-
Bulk sales expenses	-	-	-	-	8,840
Other	5,224	5,274	5,325	14,905	19,965
Total	$93,604	$98,145	$99,154	$284,534	$308,487

Table 6 - Selected Balance Sheet Data
(In thousands)	As of
	September 30,	June 30,	December 31,
	2014	2014	2013
Balance Sheet Data:
Loans, including loans held for sale	$9,395,416	$9,539,206	$9,712,139
Allowance for loan and lease losses	225,434	241,177	285,858
Money market and investment securities	2,019,846	2,043,501	2,208,342
Intangible assets	51,143	52,378	54,866
Deferred tax asset, net	9,853	8,738	7,644
Total assets	12,643,280	12,523,251	12,656,925
Deposits	9,703,174	9,630,788	9,879,924
Borrowings	1,456,959	1,451,959	1,431,959
Total preferred equity	36,104	36,104	63,047
Total common equity	1,322,376	1,298,304	1,231,547
Accumulated other comprehensive loss, net of tax	(34,323)	(28,407)	(78,736)
Total equity	1,324,157	1,306,001	1,215,858

Table 7 - Consolidated Loan Portfolio
(In thousands)	As of
	September 30,	June 30,	December 31,
	2014	2014	2013

Residential mortgage loans	$2,819,648	$2,795,159	$2,549,008

Commercial loans:
Construction loans	141,689	148,266	168,713
Commercial mortgage loans	1,812,094	1,813,930	1,823,608
Commercial and Industrial loans	2,515,384	2,647,478	2,788,250
Loans to local financial institutions collateralized by real estate mortgages	-	-	240,072
Commercial loans	4,469,167	4,609,674	5,020,643

Finance leases	236,115	240,593	245,323

Consumer loans	1,790,472	1,821,675	1,821,196
Loans held for investment	9,315,402	9,467,101	9,636,170
Loans held for sale	80,014	72,105	75,969
Total loans	$9,395,416	$9,539,206	$9,712,139

Table 8 - Loan Portfolio by Geography
(In thousands)	As of September 30, 2014
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,139,435	$343,620	$336,593	$2,819,648

Commercial loans:
Construction loans	92,734	25,631	23,324	141,689
Commercial mortgage loans	1,445,044	71,888	295,162	1,812,094
Commercial and Industrial loans	2,131,996	109,943	273,445	2,515,384
Commercial loans	3,669,774	207,462	591,931	4,469,167

Finance leases	236,115	-	-	236,115

Consumer loans	1,705,885	48,841	35,746	1,790,472
Loans held for investment	7,751,209	599,923	964,270	9,315,402

Loans held for sale	37,909	40,325	1,780	80,014
Total loans	$7,789,118	$640,248	$966,050	$9,395,416

(In thousands)	As of June 30, 2014
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,132,586	$342,516	$320,057	$2,795,159

Commercial loans:
Construction loans	94,979	30,855	22,432	148,266
Commercial mortgage loans	1,423,948	72,262	317,720	1,813,930
Commercial and Industrial loans	2,260,456	149,884	237,138	2,647,478
Commercial loans	3,779,383	253,001	577,290	4,609,674

Finance leases	240,593	-	-	240,593

Consumer loans	1,738,203	49,737	33,735	1,821,675
Loans held for investment	7,890,765	645,254	931,082	9,467,101

Loans held for sale	31,168	40,153	784	72,105
Total loans	$7,921,933	$685,407	$931,866	$9,539,206

(In thousands)	As of December 31, 2013
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,906,982	$348,816	$293,210	$2,549,008

Commercial loans:
Construction loans	105,830	33,744	29,139	168,713
Commercial mortgage loans	1,464,085	74,271	285,252	1,823,608
Commercial and Industrial loans	2,436,709	125,757	225,784	2,788,250
Loans to a local financial institution collateralized by real estate mortgages	240,072	-	-	240,072
Commercial loans	4,246,696	233,772	540,175	5,020,643

Finance leases	245,323	-	-	245,323

Consumer loans	1,739,478	49,689	32,029	1,821,196
Loans held for investment	8,138,479	632,277	865,414	9,636,170

Loans held for sale	35,394	40,575	-	75,969
Total loans	$8,173,873	$672,852	$865,414	$9,712,139

Table 9 - Consolidated Non-Performing Assets
(Dollars in thousands)	September 30,	June 30,	December 31,
	2014	2014	2013
Non-performing loans held for investment:
Residential mortgage	$185,025	$175,404	$161,441
Commercial mortgage	169,967	166,218	120,107
Commercial and Industrial	130,917	143,669	114,833
Construction	30,111	38,830	58,866
Consumer and Finance leases	43,496	40,510	40,302
Total non-performing loans held for investment	559,516	564,631	495,549

OREO	112,803	121,842	160,193
Other repossessed property	17,467	16,114	14,865
Total non-performing assets, excluding loans held for sale	$689,786	$702,587	$670,607

Non-performing loans held for sale	54,641	54,755	54,801
Total non-performing assets, including loans held for sale (1)	$744,427	$757,342	$725,408

Past-due loans 90 days and still accruing (2)	$143,535	$143,916	$120,082
Allowance for loan and lease losses	$225,434	$241,177	$285,858
Allowance to total non-performing loans held for investment	40.29%	42.71%	57.69%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	60.20%	61.96%	85.56%

(1) Purchased credit impaired loans of $104.3 million accounted for under ASC 310-30 as of September 30, 2014, primarily mortgage loans acquired from Doral in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2014 of approximately $15.6 million, primarily related to loans acquired from Doral.

Table 10 - Non-Performing Assets by Geography
(In thousands)	September 30,	June 30,	December 31,
	2014	2014	2013
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$159,740	$149,946	$139,771
Commercial mortgage	147,909	142,417	101,255
Commercial and Industrial	124,406	137,046	109,224
Construction	25,780	30,229	43,522
Finance leases	4,501	3,414	3,082
Consumer	36,722	34,768	34,660
Total non-performing loans held for investment	499,058	497,820	431,514

OREO	99,721	101,051	123,851
Other repossessed property	17,437	16,056	14,806
Total non-performing assets, excluding loans held for sale	$616,216	$614,927	$570,171
Non-performing loans held for sale	14,636	14,750	14,796
Total non-performing assets, including loans held for sale (1)	$630,852	$629,677	$584,967
Past-due loans 90 days and still accruing (2)	$140,229	$139,173	$118,097

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$13,576	$12,797	$8,439
Commercial mortgage	7,044	7,708	6,827
Commercial and Industrial	6,511	6,623	5,609
Construction	4,173	8,442	11,214
Consumer	861	876	514
Total non-performing loans held for investment	32,165	36,446	32,603

OREO	7,904	14,597	14,894
Other repossessed property	3	-	5
Total non-performing assets, excluding loans held for sale	$40,072	$51,043	$47,502
Non-performing loans held for sale	40,005	40,005	40,005
Total non-performing assets, including loans held for sale	$80,077	$91,048	$87,507
Past-due loans 90 days and still accruing	$2,766	$4,743	$1,985

United States:
Non-performing loans held for investment:
Residential mortgage	$11,709	$12,661	$13,231
Commercial mortgage	15,014	16,093	12,025
Commercial and Industrial	-	-	-
Construction	158	159	4,130
Consumer	1,412	1,452	2,046
Total non-performing loans held for investment	28,293	30,365	31,432

OREO	5,178	6,194	21,448
Other repossessed property	27	58	54
Total non-performing assets, excluding loans held for sale	$33,498	$36,617	$52,934
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$33,498	$36,617	$52,934
Past-due loans 90 days and still accruing	$540	$-	$-

(1) Purchased credit impaired loans of $104.3 million accounted for under ASC 310-30 as of September 30, 2014, primarily mortgage loans acquired from Doral in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2014 of approximately $15.6 million, primarily related to loans acquired from Doral.

Table 11 - Allowance for Loan and Lease Losses
	Quarter Ended				Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,		September 30,	September 30,		September 30,
	2014	2014		2013	2014		2013

Allowance for loan and lease losses, beginning of period	$241,177	$266,778		$301,047	$285,858		$435,414
Provision for loan and lease losses	26,999	26,744	(1)	22,195	85,658	(1)	220,782	(3)
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,734)	(4,687)		(8,457)	(16,774)		(123,455)	(4)
Commercial mortgage	1,116	(9,126)		(5,918)	(13,785)		(65,207)	(5)
Commercial and Industrial	(16,431)	(19,036)	(2)	(5,718)	(57,263)	(2)	(96,067)	(6)
Construction	(3,205)	(2,606)		71	(6,164)		(40,812)	(7)
Consumer and finance leases	(18,488)	(16,890)		(13,841)	(52,096)		(41,276)
Net charge-offs	(42,742)	(52,345)	(2)	(33,863)	(146,082)	(2)	(366,817)	(8)
Allowance for loan and lease losses, end of period	$225,434	$241,177		$289,379	$225,434		$289,379

Allowance for loan and lease losses to period end total loans held for investment	2.42%	2.55%		3.04%	2.42%		3.04%
Net charge-offs (annualized) to average loans outstanding during the period	1.80%	2.19%		1.41%	2.04%		4.97%
Net charge-offs (annualized), excluding charge-offs related to the acquisition of mortgage loans from Doral, loans sold and loans transferred to held for sale, to average loans outstanding during the period	1.80%	1.90%		1.41%	1.94%		1.87%
Provision for loan and lease losses to net charge-offs during the period	0.63x	0.51x		0.66x	0.59x		0.60x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the acquisition of mortgage loans from Doral, loans sold and the transfer of loans to held for sale	0.63x	0.56x		0.66x	0.61x		0.66x
(1) Includes provision of $1.4 million associated with the acquisition of mortgage loans from Doral.
(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral.
(3) Includes provision of $132.0 million associated with the bulk sales and the transfer of loans to held for sale.
(4) Includes net charge-offs totaling $99.0 million associated with the bulk sales.
(5) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(6) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(7) Includes net charge-offs of $34.2 million associated with the bulk sales and the transfer of loans to held for sale.
(8) Includes net charge-offs of $232.4 million associated with the bulk sales and the transfer of loans to held for sale.

Table 12 – Net Charge-Offs to Average Loans

	Nine-Month Period Ended		Year ended
	September 30,		December 31,		December 31,	December 31,	December 31,
	2014		2013		2012	2011	2010

Residential mortgage	0.84%		4.77%	(3)	1.32%	1.32%	1.80%	(8)

Commercial mortgage	1.00%		3.44%	(4)	1.41%	3.21%	5.02%	(9)

Commercial and Industrial	2.72%	(1)	3.52%	(5)	1.21%	1.57%	2.16%	(10)

Construction	4.04%		15.11%	(6)	10.49%	16.33%	23.80%	(11)

Consumer and finance leases	3.37%		2.76%		1.92%	2.33%	2.98%

Total loans	2.04%	(2)	4.01%	(7)	1.74%	2.68%	4.76%	(12)

(1) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 2.51%.

(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.94%.

(3) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.

(4) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.

(5) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.

(6) Includes net charge-offs of $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(7) Includes net charge-offs of $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.

(8) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(9) Includes net charge-offs totaling $29.5 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.38%.
(10) Includes net charge-offs totaling $8.6 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 1.98%.

(11) Includes net charge-offs totaling $127.0 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 18.93%.

(12) Includes net charge-offs totaling $165.1 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.60%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com